Exhibit 10.2

SECURED REVOLVING NOTE

$6,000,000	January 31, 2016

WHEREAS, in connection with the execution, delivery and consummation of (x) that certain Membership Interest Purchase Agreement dated as of the date hereof by and among Lender, Borrower, Buckeye Check Cashing of Florida III, LLC, a Florida limited liability company (together with its successors and assigns “Buyer”), and certain affiliates of Buyer (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) and (y) the transactions executed in connection therewith, Buckeye Check Cashing of Florida, Inc. an Ohio corporation (together with its successors and assigns, the “Lender”), will, from time to time under the terms hereof, make loans (the “Revolving Loans”) to Buckeye Check Cashing of Florida II, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Borrower”), in an aggregate principal amount not to exceed SIX MILLION and 00/100 DOLLARS ($6,000,000) unless otherwise provided herein at any time (except as otherwise provided herein);

WHEREAS, Borrower is indebted to Lender, and each of Lender and Borrower wish to refinance such indebtedness with proceeds of the Revolving Loan contemplated hereunder;

WHEREAS, Lender and Borrower each desire to evidence the Revolving Loan by Borrower’s execution and delivery of this Note and the other Loan Documents (as defined below);

WHEREAS, pursuant to the Purchase Agreement, the Interests (as defined in the Purchase Agreement) will be transferred from Lender to Buyer;

WHEREAS, each of Borrower and Lender desire that to maintain a secured lending relationship after the transfer contemplated by the Purchase Agreement; and

WHEREAS, immediately after the execution and delivery hereof, Taso Group, LLC, a Florida limited liability company (“Taso”) will execute and deliver this Note and shall be, for all purposes a Borrower hereunder, and Buckeye Check Cashing of Florida II, LLC a Delaware limited liability company, shall execute and deliver a guaranty of this Note and shall no longer be a Borrower hereunder.

NOW, THEREFORE, for value received, Borrower promises to pay to Lender on the dates set forth herein and on the Termination Date (as such term is hereinafter defined), the principal amount of SIX MILLION, and 00/100 DOLLARS ($6,000,000.00) or, if less, the aggregate unpaid principal balance of the Revolving Loans then outstanding.

SECTION 1.                            DEFINITIONS

Section 1.1.                                 Certain Definitions. The following terms when used in this Note shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Affiliate” shall mean, with respect to any specified person is a person that directly or indirectly (including through management or the right to manage) through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

“Borrower” shall have the meaning set forth in the first recital hereof or, after the execution and delivery of a signature page hereto, Taso shall be the “Borrower” hereunder.

“Change in Control” means any change in ownership of twenty-five percent (25%) or more of the ownership interests (either direct or indirect) of Borrower, on a cumulative and aggregate basis after the date of this Note, other than pursuant to the Purchase Agreement.

“Contingent Obligation” means any agreement, undertaking or arrangement by which Borrower assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Converted Loan” shall mean the Revolving Loans to the extent outstanding on the Revolving Loan Maturity Date; provided, however, that a Converted Loan shall be no more than $3,000,000 in aggregate principal amount. “Loan” shall be the collective reference to the Revolving Loans and Converted Loan.

“Demand” shall mean the Lender’s demand at any time for repayment of all amounts outstanding under this Note (other than amounts permitted to be a Converted Loan) together with accrued but unpaid interest thereon; provided however, that a Demand shall not be given prior to the date which is 120 days after the transfer of the Interests (as defined in the Purchase Agreement), and it is understood and agreed that a demand for payment after acceleration of the Loans shall not constitute a Demand.

“Dollars” and the symbol “$” shall mean lawful money of the United States of America.

“Event(s) of Default” shall have the meaning set forth in Section 6.1.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, including the Loan, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (vi) capitalized lease obligations, and (vii) any other obligation for borrowed money or other financial accommodation which is required by general accepted accounting principles to be reflected as a liability on the balance sheet of such Person.

“Investment” means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by Borrower; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by Borrower; any deposit accounts and certificate of deposit owned by Borrower; and structured notes, derivative financial instruments and other similar instruments or contracts owned by Borrower.

“Lender” shall have the meaning set forth in the first recital hereof.

“Loan Documents” shall mean this Secured Revolving Note, the Security and Pledge Agreement, the Parent Pledge Agreement and any guarantee of the Obligations under this Note, and all other agreements, instruments and documents delivered from time to time to Lender in connection with this Note or any liabilities arising hereunder.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of Borrower, (ii) the ability of Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of Lender thereunder.

“Material Agreement” shall mean any agreement to which the Borrower is purported to be subject (including, without limitation, the Purchase Agreement), the breach of which permits any other party to cancel or terminate any such Material Agreement, or would permit any other party to seek damages, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Borrower or cause material harm to Lender or any of its Affiliates. The Borrower shall comply with all Material Agreements.

“Note” shall mean this Secured Revolving Note, as amended, modified, refinanced, restated, or replaced in whole or in part from time to time.

“Obligations” shall mean all obligations of Borrower to Lender or Lender’s Affiliates howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, which arise out of or in connection with this Note or the other Loan Documents, or any other agreement (including any agreement pursuant to which assets are transferred or purported to be transferred to any Person who is or will be “Borrower” hereunder) between Lender or any of Lender’s Affiliates and Borrower, including, without limitation, all costs incurred by Lender in connection with the enforcement of this Note or the other Loan Documents.

“Person” shall mean any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust or other organization, whether or not a legal entity, and any government agency or political subdivision thereof.

“Pledge Agreement” shall mean collectively, (i) the Pledge Agreement dated as of January 20, 2016 by Lender in favor of Checksmart Financial Company, a Delaware corporation, as amended, modified, restated, or replaced in whole or in part from time to time, and (ii) the Pledge Agreement dated as of the date hereof by the individuals party thereto in favor of Lender .

“Security and Pledge Agreement” shall mean collectively, (i) the Security and Pledge Agreement dated as of January 20 between Borrower and Lender, as amended, modified, restated, or replaced in whole or in part from time to time and (ii) the Security and Pledge Agreement dated as of the date hereof between Taso and Lender, as amended, modified, restated, or replaced in whole or in part from time to time.

“Springing Bill of Sale” shall mean collectively, (i) the Bill of Sale, Assignment and Assumption Agreement dated as of the date hereof by and between Lender and Borrower and acknowledged by Buyer and (ii) the the Bill of Sale, Assignment and Assumption Agreement dated as of the date hereof by and between Lender and Taso and acknowledged by Buyer.

“Subsidiary” of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Revolving Loans” shall have the meaning set forth in the first recital.

“Revolving Loan Termination Date” shall mean the date on which the Demand is provided to Borrower.

“Revolving Loan Maturity Date” shall mean the date that is sixty (60) days after a Demand by Lender, but no longer than 183 days after the transfer of the Interests to Buyer under the Purchase Agreement.

Taso shall have the meaning set forth in the recitals .

“Termination Date” shall mean the earlier of (x) the one year anniversary of the Revolving Loan Maturity Date and (y) September 1, 2017.

SECTION 2.                            AMOUNT AND TERMS OF THE REVOLVING LOANS AND CONVERTED LOAN

Section 2.1.                                 Discretionary Revolving Loans. Subject to the terms and conditions set forth in this Note and the other Loan Documents, Lender agrees to make available to the Borrower, from time to time until the Revolving Loan Termination Date, with each advance subject to Lender’s sole discretion, Revolving Loans in an aggregate principal amount not to exceed $6,000,000.00 at any one time outstanding. The Loan shall be repaid by Borrower as set forth in this Note, with a final payment of all remaining Obligations due and payable on the Termination Date, unless paid or payable sooner pursuant to the provisions of this Note or the other Loan Documents. Until the Revolving Loan Termination Date and subject to the terms and conditions hereof, funds advanced under this Note may be borrowed, repaid and reborrowed.

Section 2.2.                                 Interest Payments; Post Revolver Payments; Default Rate. (a) Borrower shall pay interest to Lender on the aggregate outstanding and unpaid principal amount of the

Revolving Loans outstanding from time to time from the date each such Loan is made until the date of repayment at a rate equal to ten percent (10%) per annum. Interest on the Revolving Loans shall be paid in immediately available funds (1) monthly in arrears commencing on January 31, 2016 and on the end of each calendar month thereafter and (2) on the Revolving Loan Maturity Date.

(b) After the Revolving Loan Maturity Date, the Converted Loan shall bear interest thereafter until paid in full at a rate equal to fifteen percent (15%) per annum. Each month starting on the date that is one month after the Revolving Loan Maturity Date, the Borrower shall pay: (1) all accrued and unpaid interest on the outstanding principal amount of the Converted Loan and (2) an amount equal to l/12th of the principal amount of the Converted Loan. On the Termination Date, the Borrower shall repay all unpaid Obligations in full.

(c) Amounts not paid when due (at maturity, by acceleration, upon a default, or otherwise) shall bear additional interest at a rate of two percent (2%) per annum.

Section 2.3.                                 Optional Prepayments; Repayment on Revolving Loan Maturity Date. (a) Borrower may prepay this Note at any time without premium or penalty in whole or in part with accrued interest to the date of such prepayment on the amount prepaid. To the extent applicable, optional prepayments after the Revolving Loan Maturity Date shall be applied to accrued interest to the date of such prepayment then to principal payments required hereunder in the inverse order of their maturities.

(b) On the Revolving Loan Maturity Date, in addition to any other payments required hereunder, the Borrower shall make such payments as shall be necessary to reduce the outstanding principal amount to $3,000,000.

Section 2.4.                                 No Set-off. All payments of the Loan and the other Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to Lender pursuant to Lender’s instructions by 12:00 p.m. (Columbus, Ohio time) on the date when due; provided however, that to the extent Lender has obligations to Borrower and such obligations are (a) fixed, (b) due and payable and (c) not subject to dispute, Borrower may apply such obligations to the Loan hereunder. Borrower shall timely notify Lender of its exercise of any rights under this proviso.

Section 2.5.                                 Lender Advances. Notwithstanding anything else to the contrary contained herein, Borrower hereby acknowledges and agrees that Lender or its representative may request advances on Borrower’s behalf to pay any Covered Losses and amounts owed by Borrower to Lender under the transactions contemplated by the Purchase Agreement. Such advances shall be, for all purposes of this Agreement, Revolving Loans under this Agreement and each other Loan Document and shall be Obligations. Borrower shall pay (and such obligation shall be an “Obligation”) Lender for any payments required to be made by Lender or any of its Affiliates on Retained Vendor Agreements with respect to services provided to Borrower or lease obligations for leased equipment used by Borrower.

SECTION 3.                            REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender that:

Section 3.1.                                 No Conflict. The execution, delivery and performance by Borrower of this Note and the other Loan Documents do not and will not: (a) contravene or conflict with any provision of any law, statute, rule or regulation having applicability to Borrower; or (b) contravene or conflict with, result in a breach of or constitute a default under any agreement or instrument binding on Borrower.

Section 3.2.                                 Legally Enforceable Note. This Note and the other Loan Documents are the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 3.3.                                 No Defaults on Outstanding Judgments or Orders. Borrower is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

Section 3.4.                                 Approvals. Except for filings and recordings required pursuant to the Loan Documents, no authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by Borrower of the Loan Documents or for the validity or enforceability thereof.

SECTION 4.                            CONDITIONS PRECEDENT; EXECUTION OF LOAN DOCUMENTS, ETC.

Concurrently with the execution and delivery of this Note, Borrower shall execute and deliver (or in the case of UCC Financing Statements agree and acknowledge that Lender may file and amend without signature of Borrower) the following documents, each in form and substance satisfactory to Lender and dated as of the date hereof:

(a)                                 This Note executed and delivered by Borrower;

(b)                                 The Pledge Agreement;

(c)                                  The Security and Pledge Agreement, executed and delivered by Borrower;

(d)                                 UCC-1 financing statements with respect to the assets and securities pledged by Borrower under the Security and Pledge Agreement.

Before the Revolving Loan Termination Date, Lender may make advances hereunder in its reasonable discretion. Each request for an advance shall constitute a representation and warranty by Borrower that the following conditions have been satisfied:

(a)                                 There exists no Event of Default.

(b)                                 The representations and warranties contained in Section 3 are true and correct as of the date of such advance except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(c)                                  The Borrower is in compliance with all covenants contained in Section 5 as of the date of such advance.

(d)                                 No event or occurrence which could reasonably be expected to have a Material Adverse Effect has occurred and Borrower does not reasonably expect any such Material Adverse Effect to occur.

Lender may require a duly completed compliance certificate in form and substance satisfactory to Lender as a condition to making an advance.

SECTION 5.                            COVENANTS

So long as this Note shall remain outstanding or any Obligations shall remain unpaid, Borrower shall:

Section 5.1.                                 Compliance with Laws. Comply in all material respects with applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property.

Section 5.2.                                 Liens. Not create or suffer to exist any pledge, security interest, hypothecation, assignment, encumbrance, or lien (collectively, a “Lien”) on any of the collateral pledged under the Security and Pledge Agreement other than those Liens which are subordinate to the liens granted under the Security and Pledge Agreement.

Section 5.3.                                 Dividends and Distributions. Not (a) declare or pay any dividend or distribution or any other payment on account of any capital stock or other equity interests of Borrower or (b) make (or permit any subsidiary to make) any other payments to any Affiliate of Borrower, including, without limitation, any payment for management fees, consulting services or similar payments.

Section 5.4.                                 Indebtedness. Not assume, guarantee, endorse or otherwise become liable upon the obligations of any other Person or incur or suffer to exist Indebtedness, other than: (a) to Lender (b) as described on Exhibit A.

Section 5.5.                                 Merger. Not merge or consolidate with or into any other Person.

Section 5.6.                                 Insurance. Maintain with financially sound and reputable insurance companies insurance on all its property in such amounts and covering such risks as is consistent with sound business practice, and Borrower will furnish to Lender upon request full information as to the insurance carried.

Section 5.7.                                 Affiliates. Not enter into any transaction (including the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate without prior written Lender consent.

Section 5.8.                                 Sale of Accounts. Not sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, other than for legitimate collection purposes in the ordinary course of business.

Section 5.9.                                 Conduct of Business. So long as permissible under all applicable laws and regulations, carry on and conduct its business in substantially the same manner and in substantially the same lines of business as conducted on the date of this Note, in each case consistent with the operations of the business conducted on the date hereof.

Section 5.10.                          Assets. Except as permitted by the Purchase Agreement, not transfer any of the collateral pledged or otherwise securing the Obligations under the Security and Pledge Agreement to any other Person, other than in the ordinary course of business or pursuant to the Loan Documents.

Section 5.11.                          Reporting Requirements. Furnish to Lender:

(a)                                 Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental entity, affecting Borrower, which, if determined adversely to Borrower, could have a material adverse effect on the operations, financial condition or properties of Borrower;

(b)                                 Notice of Defaults and Events of Default. As soon as possible and in any event within three (3) days after the occurrence of each Event of Default, a written notice setting forth the details of such Event of Default and the action which is proposed to be taken by Borrower with respect thereto; and

(c)                                  Financial Statements. Within 30 days of the end of each calendar month of each fiscal year during the term of this Note, monthly financial statements of Borrower and a compliance certificate executed by an executive officer of Borrower. Within 90 days of the end of each fiscal year during the term of this Note, accountant reviewed annual financial statements of Borrower and a compliance certificate executed by an executive officer of Borrower; provided, however, that the deadline for the delivery of such annual reviewed financial statements may be extended by 30 days if the Borrower’s accountants state, in writing, that the accountants believe that the reviewed financial statements will be completed within such 30 day period and that substantial progress has been made with respect to such reviewed financial statements; provided, however, that in the event that Lender is advised by its accountants orother advisors that audited financial statements are required by (i) GAAP, (ii) Sarbanes-Oxley Act of 2002 (Pub.L. 107-204, 116 Stat. 745, enacted July 30, 2002, as amended) or regulations issued thereunder or (iii) for Lender’s state or federal reporting obligations, then, to the extent necessary, Borrower shall deliver audited financial statements instead of accountant reviewed financial statements; and provided further that Lender shall provide adequate notice to Borrower.

(d)                                 General information. Such other information respecting the condition or operations, financial or otherwise, or properties of Borrower as Lender may from time to time reasonably request.

Section 5.12.                          Investments. Not make or suffer to exist any Investments, or commitments therefor, or create any Subsidiary or become or remain a partner in any partnership or joint venture, or make any acquisition of any Person.

Section 5.13.                          Contingent Obligations. Not make or suffer to exist any Contingent Obligation, except by endorsement of instruments for deposit or collection in the ordinary course of business.

Section 5.14.                          Permitted Compensation. Not pay any compensation, including but not limited to any management fees or the like, to any employee, independent contractor, manager or any other Person performing any significant management functions, except in such amounts as have been approved by Lender with annual raises of no more than 5% per year after such approval; provided that Borrower may pay total compensation for the performance of executive and/or management functions for the Borrower in an aggregate amount of $1,000,000 with such compensation to be paid when earned and in periodic payments not to exceed $120,000 per calendar month in the aggregate.

Section 5.15.                          Audit Rights. Until all the Obligations shall have been paid in full, from time to time, Lender and its representatives shall have the right to (a) reasonable access during normal business hours to the Borrower’s executives, officers and those performing significant management functions, and relevant properties, facilities offices, contracts, books and records, permits, licenses and other documents and data, (b) copies of all such contracts, books and records, permits, licenses and other existing documents and data as Lender may reasonably request and (c) such existing financial, operating and other data and information as Lender may reasonably request, including, without limitation, information relating to the Borrower’s compliance with applicable state and federal laws, orders, rules and regulations. Lender hereby agrees that Borrower shall have the right to supervise any discussions with Borrower’s personnel and shall have the right to escort any representative of Lender during any visitation.

SECTION 6.                            EVENTS OF DEFAULT

Section 6.1.                                 Events of Default. If any one or more of the following events (“Events of Default”) shall occur:

(a)                                 Borrower fails to make any payment of principal, interest, or other amounts payable hereunder when and as due, and such default continues for 20 days thereafter; provided, that during such cure period and until such payment is paid in full, interest shall accrue at the default rate;

(b)                                 Any representation, warranty, schedule, certificate, financial statement, report, notice or other writing furnished by or on behalf of Borrower to Lender pursuant to this Note is materially false or misleading in any respect on the date as of which the facts therein set forth are stated or certified, and such default is not corrected within 30 days after Lender notifies Borrower thereof in writing;

(c)                                  Any suit, action or other proceeding (judicial or administrative) is commenced by or against Borrower, or with respect to any assets of Borrower, that could reasonably be expected to have a material adverse effect (which for this purpose shall be in excess of $250,000, individually or in the aggregate) on the operations, financial condition or properties of Borrower in the reasonable discretion of Lender, provided, that (i) in such event, Borrower will give notice of the same to Lender and (ii) notwithstanding the foregoing, the commencement of any such suit, action or other proceeding will constitute an Event of Default only if there is (w) an entry of final judgment entered against Borrower in any such suit, action or other proceeding which is not confirmed to be covered by independent third party insurance, or appealed, satisfied, settled or otherwise cured within thirty (30) days after Lender notifies Borrower thereof in writing or (x) enforcement proceedings shall have been commenced by a creditor upon such judgment, or (y) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (z) any such judgment results in the creation of a Lien upon any of the Collateral; provided, however, that in each during such cure period, interest shall accrue at the default rate;

(d)                                 Borrower (or in the case of the Purchase Agreement, the Buyer or Borrower) fails to comply in any material respect with any provision of this Note or any other Loan Document or perform any of its covenants in any material respects under the Purchase Agreement or any agreement executed in connection therewith (including any agreement pursuant to which assets are transferred or purported to be transferred to any Person who is or will be “Borrower” hereunder), which failure does not otherwise constitute an Event of Default, and, other than a violation of Section 5.11(b) hereof, such default is not corrected within 20 days after Lender notifies Borrower thereof in writing;

(e)                                  Any Loan Document shall, at any time after the execution and delivery thereof and for any reason, cease (i) to create a valid, perfected first priority security interest in and to the collateral referenced therein, or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Borrower, or Borrower shall deny it has any further liability or obligation under or shall fail to perform its obligations thereunder;

(f)                                   Any petition or other proceeding for the dissolution, liquidation, insolvency, bankruptcy or similar proceedings is filed by or against Borrower;

(g)                                  Borrower sells all or substantially all of its assets in one or more transactions, other than pursuant to Section 10.22 of the Purchase Agreement;

(h)                                 A Change in Control of Borrower shall have occurred;

(i)                                     Borrower shall breach or be in default under any Material Agreement (unless such breach or default shall have occurred before the transfer of the Interests (as defined in the Purchase Agreement), including the Indebtedness listed on Exhibit A, and, unless such breach or default shall cause material harm to the Lender or any of its Affiliates, such default or breach is not waived within 15 business days of its occurrence; or

(j)                                    Lender, in its reasonable discretion, determines that an event or events has occurred or is imminent which may have a Material Adverse Effect.

then, and in any such event, Lender may, by notice to Borrower (other than in connection with any insolvency, bankruptcy or similar proceeding which shall be automatic without the need for notice), declare this Note, all interest hereon, and all other amounts payable hereunder to be forthwith due and payable, whereupon this Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower.

Section 6.2.                                 Waiver of Events of Default. Lender may, at any time and from time to time, waive in writing any Event of Default which shall be for such period and subject to such conditions as shall be specified by Lender in writing. In the case of any such waiver, Lender and Borrower shall be restored to their former position and rights under this Note, respectively, and any Event of Default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to or impair any right consequent thereon or to any subsequent or other Event of Default.

Section 6.3.                                 Lender’s Rights. Upon the occurrence of an Event of Default, Lender shall have and may exercise any and all rights and remedies available at law or equity, including, but not limited to, any rights under the Springing Bill of Sale, together with the right to set off against any account, deposit or other indebtedness owing by Lender to Borrower, and any securities or other property of Borrower delivered to or left in the possession of Lender or its nominee or bailee and apply such in payment of any Obligation hereunder. Borrower hereby grants to Lender a continuing security interest in, and assigns to Lender, such accounts, deposits, indebtedness and property as collateral security for the payment of all Obligations.

Section 6.4.                                 [Reserved].

Section 6.5.                                 Other Rights. No failure to exercise and no delay in exercising on the part of Lender of, any right, power or privilege hereunder or under any other Loan Document shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of Lender herein provided are cumulative and not exclusive of any rights or remedies provided by law.

SECTION 7.                            MISCELLANEOUS

Section 7.1.                                 Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Note or any other Loan Document, and no consent to any departure by Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.2.                                 Binding Effect; Successors and Assigns. This Note and the other Loan Documents and the terms, covenants and conditions hereof and thereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Borrower shall not have the right to assign or transfer this Note or its respective rights or obligations hereunder or any interest herein without the prior written consent of the Lender, which consent, if requested by Borrower, shall not be unreasonably withheld (subject to satisfaction of the following conditions: (a) the Borrower’s assignee, and such assignee’s ultimate parent (as applicable) executes and delivers assignment and assumption agreements, in form and substance reasonably satisfactory to lender, assuming all of the obligations under each of the Purchase Agreement, the Loan Documents and this Note, (b) neither the Buyer nor Borrower are in breach of the Purchase Agreement or any agreement executed in connection with the transactions contemplated thereby, (c) Lender receives 15 days’ notice of the proposed assignment, and (d) that all matters that would be material to a first lien lender are satisfactorily addressed in connection with the assignment and assumption, including, without limitation, (i) the priority of its lien in the assets of, and equity issued by, the Borrower’s assignee (or its ultimate parent, as applicable), (ii) that neither the Buyer, the Borrower nor the Borrower’s assignee is insolvent or would become insolvent as a result of the assignment and assumption, (iii) that the assignment and assumption does not breach any material agreements of the Borrower or Buyer and that the Borrower’s assignee shall assume all agreements where the failure to assume or perform such agreements would be reasonably expected to give rise to material liability for Lender or any of its Affiliates and (iv) that the operation of the business of the Borrower may be lawfully conducted by the Borrower’s assignee, and in cases where the Borrower’s assignee is not an Affiliate of the Buyer (prior to any assignment of the Purchase Agreement), that such Borrower’s assignee shall not be required to be consolidated with Seller or any of Seller’s Affiliates for any reports required by law. Lender shall have right to assign or transfer this Note or its rights or obligations hereunder or any interest herein without the prior written consent of Borrower if an Event of Default has occurred or so long as such assignee (i) is not a direct competitor of Borrower and (ii) does not have a direct or indirect equity, financial or other interest in any person or entity engaged in the payday lending or check cashing business, unless such transferee is directly or indirectly wholly-owned by Lender’s ultimate parent or is a bank.

Section 7.3.                                 Governing Law. This Note and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Ohio applicable to contracts made and performed entirely in Ohio, without regard to any law that would result in the application of the laws of another jurisdiction. All obligations of Borrower and rights of Lender expressed herein shall be in addition to and not in limitation of those provided by applicable law. This Note, and each other Loan Document was executed and delivered in the State of Ohio,

Section 7.4.                                 Waiver; Costs and Expenses. Borrower hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note.

Section 7.5.                                 Collection. In the event the Lender shall institute any action for the enforcement or collection of the obligations evidenced hereby, Borrower agrees to pay all costs and expenses of such action, including reasonable attorneys’ fees, to the extent permitted by law.

Section 7.6.                                 Maximum Interest Rate. This Note is subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance at a rate which would subject Lender to either civil or criminal liability as a result of being in excess of the maximum rate which Borrower is permitted by law to contract or agree to pay. If by the terms of this Note Borrower is at any time required or obligated to pay interest on the principal balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance.

Section 7.7.                                 Notices. All notices and other communications provided to any party hereto under this Note shall be in writing (including telex or facsimile) and addressed or delivered to such party at its address set forth herein:

If to Lender:	c/o Michael Durbin
Chief Financial Officer
6785 Bobcat Way
Dublin, Ohio 43016

With a copy to:

c/o Bridgette Roman
General Counsel
6785 Bobcat Way
Dublin, Ohio 43016

If to Borrower:	Buckeye Check Cashing of Florida II, LLC
Taso Group LLC
c/o Martin Osman
7405 SW 134th Street
Miami, FL 33156

With a Copy to:

Kevin D. Mercer, P.A.
10800 Biscayne Blvd., Suite 700
Miami, FL 33161
Facsimile No.: (877) 656-0643

And

David L. Hatton, P.A.
2960 Wentworth
Weston, FL 33332-1841

Facsimile No.: 786-373-8899

dhatton@hattonlaw.com

or at such other address as may be designated by such party from time to time in a notice complying with the terms of this Section. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given three (3) days after being sent; any notice, if transmitted by facsimile, shall be deemed given when transmitted (receipt confirmed).

Section 7.8.                                 Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Note which is prohibited by, unenforceable or invalid in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition, unenforceability or invalidity, without invalidating the remainder of such provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.9.                                 Captions. Section captions used in this Note are for convenience of reference only and shall not affect the construction of this Note.

Section 7.10.                          Counterparts. This Note may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same Note. Borrower hereby acknowledges receipt of a true, correct and complete counterpart of this Note.

Section 7.11.                          Consent to Jurisdiction. Borrower hereby irrevocably submits to the jurisdiction of the state or federal courts located in the State of Ohio, County of Franklin in connection with any suit, action or other proceeding arising out of or relating to this Note or any other Loan Document and the transactions contemplated hereby and thereby, and hereby agrees not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Note or any other Loan Document or the subject matter hereof and thereof may not be enforced by such courts.

Section 7.12 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS NOTE OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS NOTE, AND AGREE THAT ANY SUCH ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER ENTERING INTO THIS NOTE.

Section 7.13                             Additional Obligations of Taso as Borrower. Upon Taso’s execution and delivery of a signature page hereto, Borrower shall make the following additional representations and warranties and shall have the following additional obligations:

(a)         With respect to contracts, agreements or relationships with Retained Vendors (such contracts, agreements or relationships, “Retained Vendor Agreements”, Borrower (i) represents and warrants that it has assumed the Retained Vendor Agreements and (ii) agrees to pay, perform and discharge when due all applicable obligations under any contract, agreement or relationship with such Retained Vendors and (ii) shall: (1) continue to receive the services from each of the Retained Vendors of the same type and volume as currently received and pay for such services (even if bills are sent to another person) and (2) not commit (or omit to take) any action which would reduce the volume of services provided by such Retained Vendors.

(b)         With respect to each Retained Vendor Agreement, Borrower shall perform under, and comply with, the Retained Vendor Agreement as in effect on the date hereof whether or not Buckeye Check Cashing of Florida II, LLC, a Florida limited liability company (as used in this Section 7.13 hereof, “BCCOF II”) or Borrower is formally a party thereto and shall not attempt to amend, amend and restate, restate, modify, terminate or renegotiate any such Retained Vendor Agreement without the prior written consent of Lender.

(c)          To the extent (i) Borrower violates the terms of, or fails to perform any obligation under, any Retained Vendor Agreement or fails to honor any obligations relating to the Business with the applicable third party or (ii) Borrower’s actions or failure to act with respect to any Retained Vendor Agreement or vendor relationship (including, without limitation, any amendment, amendment and restatement, modification, restatement, renegotiation, termination or waiver of any provision thereof), and such violation, action or omission causes any loss, liability or damages to or on the part of Lender or any of its Affiliates, including, without limitation, losses, damages, liabilities or expenses in the nature of clawbacks (such losses, liabilities, expenses or damages, “Covered Losses”), then Borrower shall be liable to Lender for such Covered Losses, and such Covered Losses shall be deemed to be Obligations hereunder (whether or not the Borrower has borrowing availability hereunder). In addition, Lender may draw on the Note to satisfy Covered Losses relating to Retained Vendor Agreements, and it shall be an immediate Event of Default hereunder to the extent that Borrower violates Section 7.13 hereof.

(d)         With respect to Vendor Agreements, Borrower shall indemnify and hold harmless Lender and its Affiliates from any damages, losses, liabilities or expenses caused by, or attributable to, the failure to pay, perform or discharge obligations under any such Vendor Agreement caused by the actions or omissions of any of Borrower or BCCOF and shall pay Lender (on behalf of Lender or its Affiliates) on demand. For the avoidance of doubt, BCCOF II shall not be an Affiliate of Lender. The amounts payable hereunder shall be payable notwithstanding any waiver, amendment, amendment and restatement, termination, renegotiation or other modification of any Vendor Agreement. For purposes of this clause (e), a “Vendor Agreement” means a current vendor relationship (whether or not (i) assumed by Borrower or (ii) whether or not BBCOF II is a party to the underlying contract or has otherwise agreed with any person to assume such obligations), including, without limitation, leases..

(e)          With respect to any Retained Vendor Agreement, Lender may not claim any damages under this Section 7.13 to the extent such damages were caused by any, amendment, amendment and restatement, termination, renegotiation or other modification of a Retained Vendor Agreement solicited by Lender that imposes materially greater obligations on Borrower, unless such obligations apply generally to entities other than Borrower for services performed under such Retained Vendor Agreements.

For purposes of this Section 7.13, “Retained Vendor Agreements” shall mean the current contracts and/or arrangements (whether BCCOF II is a party to the underlying contract and/or arrangements or not, has otherwise agreed with any person to assume such obligations or is receiving benefits thereof) with: (i) Western Union, (ii) Insight Card Services (Green Dot), (iii) IQVentures (Engage), (iv) [Intentionally Omitted], (v) Ricoh, (vi) subleases to Estrella franchisees, (vii) Estrella, (viii) eCash Software Systems Inc. (provided that eCash will only be a Retained Vendor Agreement for six (6) months after the date hereof) and (ix) CheckFreePay.

[Signature page follows.]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the day and year first given above.

BUCKEYE CHECK CASHING OF FLORIDA II, LLC:

By:	/s/ [ILLEGIBLE]
Name:
Title:

ACCEPTED:

BUCKEYE CHECK CASHING OF FLORIDA, INC.

By:	/s/ [ILLEGIBLE]
Name:
Title:

ACKNOWLEDGED:

ARMANDOS INC.

By:	/s/ Ellen Osman
	Name:	Ellen Osman
	Title:	President

CHECK CASHING U.S.A. INC.

By:	/s/ Ellen Osman
	Name:	Ellen Osman
	Title:	President

FOREMOST INC.

By:	/s/ Daniel Osman
	Name:	Daniel Osman
	Title:	President

BUCKEYE CHECK CASHING OF FLORIDA III, LLC

By:	/s/ Martin Osman
	Name:	Martin Osman
	Title:	Managing Member

TASO GROUP LLC, as Borrower, as assignee of Buckeye Check Cashing of Florida II, LLC

By:	/s/ Merrill Taub
Name:	Merrill Taub
Title:	MGR
Date:	1/28/2016

EXHIBIT A

Each of the Newco Notes (as such term is defined in the Purchase Agreement)